Exhibit 4.6

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated financial statements contained in this report have been prepared by management in accordance with generally accepted accounting principles and have been approved by the Board of Directors. The integrity and objectivity of these consolidated financial statements are the responsibility of management.

In support of this responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safe-guarding of assets. The consolidated financial statements include amounts which are based on the best estimates and judgments of management.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control and exercises this responsibility principally through the Audit Committee. The Audit Committee consists of three directors not involved in the daily operations of the Company. The Audit Committee meets with management and meets independently with the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the consolidated financial statements prior to their presentation to the Board of Directors for approval.

The external auditors, KPMG LLP, conduct an independent examination, in accordance with generally accepted auditing standards, and express their opinion on the consolidated financial statements. Their examination includes a review of the Company’s system of internal controls and appropriate tests and procedures to provide reasonable assurance that the consolidated financial statements are, in all material respects, presented fairly and in accordance with accounting principles generally accepted in Canada. The external auditors have free and full access to the Audit Committee with respect to their findings concerning the fairness of financial reporting and the adequacy of internal controls.

/s/ MARK J. MURRAY	/s/ IAN C. MORTIMER
Dr. Mark J. Murray	Ian C. Mortimer
President and Chief Executive Officer	Executive Vice President, Finance and
June 21, 2010	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tekmira Pharmaceuticals Corporation

We have audited the accompanying consolidated balance sheets of Tekmira Pharmaceuticals Corporation (“the Company”) and subsidiaries as of March 31, 2010, December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the three months ended March 31, 2010 and for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of March 31, 2010, December 31, 2009 and 2008 and the results of their operations and their cash flows for the three months ended March 31, 2010 and each of the years in the three-year period ended December 31, 2009 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada

June 21, 2010

TEKMIRA PHARMACEUTICALS CORPORATION

Consolidated Balance Sheets

(Expressed in Canadian Dollars)

	March 31 2010	December 31 2009	December 31 2008
Assets
Current assets:
Cash and cash equivalents	$18,528,274	$24,397,740	$26,218,342
Short-term investments	—	—	5,730,507
Accounts receivable (note 15)	748,832	1,052,895	632,439
Investment tax credits receivable (note 9)	280,132	280,132	404,453
Inventory	—	—	174,524
Prepaid expenses and other assets	183,279	226,981	100,360

	19,740,517	25,957,748	33,260,625
Intangible assets (note 6)	14,839,476	15,152,430	16,306,980
Property and equipment (note 7)	3,186,188	2,812,340	1,962,691

	$37,766,181	$43,922,518	$51,530,296

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities (note 17)	$3,426,566	$5,653,827	$4,473,612
Deferred revenue (note 5)	1,290,772	1,162,437	459,094

	4,717,338	6,816,264	4,932,706
Shareholders’ equity:
Common shares (note 8)
Authorized—unlimited number with no par value
Issued and outstanding:
51,643,605 (2009—51,642,938; 2008—51,623,677)	229,427,135	229,426,757	229,412,230
Contributed surplus (note 4)	29,890,688	29,531,049	29,272,005
Deficit	(226,268,980)	(221,851,552)	(212,086,645)

	33,048,843	37,106,254	46,597,590

	$37,766,181	$43,922,518	$51,530,296

Basis of presentation and future operations (note 1)
Business acquisition (note 4)
Commitments and contingencies (notes 5(d) and 12)
Subsequent events (note 18)

See accompanying notes to the consolidated financial statements.

TEKMIRA PHARMACEUTICALS CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in Canadian Dollars)

	Three months ended		Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
	March 31 2010	March 31 2009 (Unaudited)
Revenue (note 5)
Research and development collaborations	$2,465,935	$2,880,763	$13,831,916	$6,649,273	$6,406,986
Licensing fees and milestone payments	—	—	596,500	5,082,303	9,361,907

	2,465,935	2,880,763	14,428,416	11,731,576	15,768,893

Expenses
Research, development and collaborations (note 9)	5,456,477	3,618,892	17,764,379	16,123,203	8,348,218
General and administrative	995,272	971,954	4,152,540	4,404,028	4,399,525
Termination and restructuring expenses (note 10)			—	3,172,544	—
Amortization of intangible assets (note 6)	313,894	318,326	1,275,515	768,887	43,789
Depreciation of property and equipment	177,782	177,241	728,894	587,881	363,870

	6,943,425	5,086,413	23,921,328	25,056,543	13,155,402

(Loss) income from operations	(4,477,490)	(2,205,650)	(9,492,912)	(13,324,967)	2,613,491

Other income (losses)
Interest income	21,393	83,593	163,696	898,600	1,012,783
Loss on purchase and settlement of exchangeable and development notes (note 1)			—	—	(5,179,000)
Impairment loss on goodwill (note 4)	—	—	—	(3,890,749)	—
Foreign exchange gains (losses)	38,669	46,478	(435,691)	2,056,192	(1,004,794)

Net loss and comprehensive loss	$(4,417,428)	$(2,075,579)	$(9,764,907)	$(14,260,924)	$(2,557,520)

Weighted average number of common shares
Basic and diluted	51,643,442	51,623,833	51,629,038	40,581,748	23,848,269

Loss per common share
Basic and diluted	$(0.09)	$(0.04)	$(0.19)	$(0.35)	$(0.11)

See accompanying notes to the consolidated financial statements.

TEKMIRA PHARMACEUTICALS CORPORATION

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian Dollars)

For the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007

	Number of shares	Share capital	Contributed surplus	Deficit	Total shareholders’ equity
Balance, December 31, 2006	19,283,397	$180,237,917	$15,211,567	$(195,268,201)	$181,283
Net loss	—	—	—	(2,557,520)	(2,557,520)
Stock-based compensation (note 8)	—	—	376,591	—	376,591
Issuance of common shares pursuant to exercise of options (note 8)	107,284	162,203	(66,636)	—	95,567
Issuance of common shares pursuant to public offering (note 8)	5,175,000	16,042,500	—	—	16,042,500
Share issuance costs	—	(1,125,350)	—	—	(1,125,350)
Capital contribution from former parent company concurrent with Plan of Arrangement and paid to former noteholders (note 1)	—	—	5,179,000	—	5,179,000

Balance, December 31, 2007	24,565,681	195,317,270	20,700,522	(197,825,721)	18,192,071
Net loss	—	—	—	(14,260,924)	(14,260,924)
Stock-based compensation (note 8)	—	—	1,772,351	—	1,772,351
Issuance of common shares pursuant to exercise of options (note 8)	42,742	55,740	(25,623)	—	30,117
Issuance of common shares pursuant to acquisition of Protiva Biotherapeutics Inc. (note 4)	22,848,588	28,789,221	—	—	28,789,221
Reservation of common shares for issue on the exercise of Protiva Biotherapeutics Inc. options (note 4)	—	—	2,109,754	—	2,109,754
Issuance of common shares pursuant to private placement (note 4)	4,166,666	5,249,999	4,715,001	—	9,965,000

Balance, December 31, 2008	51,623,677	$229,412,230	$29,272,005	$(212,086,645)	$46,597,590
Net loss	—	—	—	(9,764,907)	(9,764,907)
Stock-based compensation (note 8)	—	—	265,685	—	265,685
Issuance of common shares pursuant to exercise of options (note 8)	19,261	14,527	(6,641)	—	7,886

Balance, December 31, 2009	51,642,938	$229,426,757	$29,531,049	$(221,851,552)	$37,106,254
Net loss	—	—	—	(4,417,428)	(4,417,428)
Stock-based compensation (note 8)	—	—	359,817	—	359,817
Issuance of common shares pursuant to exercise of options (note 8)	667	378	(178)	—	200

Balance, March 31, 2010	51,643,605	$229,427,135	$29,890,688	$(226,268,980)	$33,048,843

See accompanying notes to the consolidated financial statements.

TEKMIRA PHARMACEUTICALS CORPORATION

Consolidated Statements of Cash Flow

(Expressed in Canadian Dollars)

	Three months ended		Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
	March 31 2010	March 31 2009 (Unaudited)
OPERATIONS
Loss for the period	$(4,417,428)	$(2,075,579)	$(9,764,907)	$(14,260,924)	$(2,557,520)
Items not involving cash:
Amortization of intangible assets	313,894	318,326	1,275,515	768,887	43,789
Depreciation of property and equipment	177,782	177,241	728,894	587,881	363,870
Stock-based compensation expense (note 8(d))	359,817	110,845	265,685	1,772,351	376,591
Gain from sale of property and equipment	—	—	—	—	(1,217)
Impairment loss on goodwill (note 4)	—	—	—	3,890,749	—
Foreign exchange (gains) losses arising on foreign currency cash balances	(38,670)	(20,362)	373,726	(1,749,237)	207,544
Net change in non-cash working capital (note 16)	(1,751,161)	369,480	1,635,326	(1,335,134)	(1,716,071)

	(5,355,766)	(1,120,049)	(5,485,761)	(10,325,427)	(3,283,014)

INVESTMENTS
Proceeds from sale of property and equipment	—	—	—	—	1,217
Proceeds from short-term investments, net	—	5,730,507	5,730,507	2,606,652	—
Acquisition of intangible assets	(940)	(113,838)	(120,964)	(97,609)	(613,865)
Acquisition of property and equipment	(551,630)	(686,048)	(1,578,544)	(1,078,551)	(736,848)
Cash acquired through acquisition of Protiva Biotherapeutics Inc., net of acquisition costs (note 4)	—	—	—	2,519,095	—

	(552,570)	4,930,621	4,030,999	3,949,587	(1,349,496)

FINANCING
Issuance of common share pursuant to:
Public offering, net of issue costs	—	—	—	—	14,917,150
Private placements (note 4)	—	—	—	9,965,000	—
Exercise of options	200	600	7,886	30,117	95,567
Capital contribution from Inex Pharmaceuticals Corporation	—	—	—	—	5,179,000
Repayment of obligations under capital leases	—	—	—	(75,688)	(96,895)

	200	600	7,886	9,919,429	20,094,822

Foreign exchange gains (losses) arising on foreign currency cash balances	38,670	20,362	(373,726)	1,749,237	(207,544)

Increase (decrease) in cash and cash equivalents	(5,869,466)	3,831,534	(1,820,602)	5,292,826	15,254,768
Cash and cash equivalents, beginning of period	24,397,740	26,218,342	26,218,342	20,925,516	5,670,748

Cash and cash equivalents, end of period	$18,528,274	$30,049,876	$24,397,740	$26,218,342	$20,925,516

Supplemental cash flow information
Interest paid	$—	$—	$—	$3,668	$10,171
Income taxes (recovered) paid	—	275,965	—	—	(63,576)
Non-cash financing and investing activities:
Fair value of Alnylam Pharmaceuticals, Inc. shares received	—	—	—	—	9,323,200
Fair value of shares issued to Protiva Biotherapeutics Inc. shareholders pursuant to business acquisition (note 4)	—	—	—	28,789,221	—
Fair value of shares reserved for the exercise of Protiva Biotherapeutics Inc. stock options (note 4)	—	—	—	2,109,754	—

See accompanying notes to the consolidated financial statements.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements

(Expressed in Canadian dollars)

1. Basis of presentation and future operations

Tekmira Pharmaceuticals Corporation (the “Company”) was incorporated on October 6, 2005 as an inactive wholly owned subsidiary of Inex Pharmaceuticals Corporation (“Inex”). Pursuant to a “Plan of Arrangement” effective April 30, 2007 and as described more fully below, the business and substantially all of the assets and liabilities of Inex were transferred to the Company. The consolidated financial statements for all periods presented herein include the consolidated operations of Inex until April 30, 2007 and the operations of the Company thereafter.

The Company is a Canadian biopharmaceutical business focused on advancing novel RNA interference therapeutics and providing its leading lipid nanoparticle delivery technology to pharmaceutical partners.

Pursuant to the Plan of Arrangement referred to above, substantially all of Inex’s business and transferable assets and liabilities and contractual arrangements, including all cash and cash equivalents, all intellectual property, products, technology, partnership arrangements and Inex’s contingent obligation related to certain debt (note 12(c)) were transferred to the Company. The losses of Inex for income tax purposes remained with Inex. Inex’s management team and employees became employees of the Company and assumed the same positions they occupied in Inex. The record holders of Inex’s common shares immediately before the Plan of Arrangement received 100% of the shares of the Company as a result of the reorganization.

As a non-recurring related party transaction between the Company and Inex, companies under common control at the time of the Plan of Arrangement, the assets and liabilities were transferred at their carrying values using the continuity-of-interests method of accounting. For accounting purposes, the Company is considered to have continued Inex’s biopharmaceutical business; accordingly, these consolidated financial statements include the historical operations and changes in financial position of Inex to April 30, 2007 and those of the Company thereafter. Reference in these consolidated financial statements to “the Company” means “Inex” for the time prior to May 1, 2007.

On April 30, 2007, concurrent with and as part of the Plan of Arrangement, Inex, having no remaining pharmaceutical assets, issued convertible debentures to a group of Investors (the “Inex Investors”) for $5,300,000 cash. As at April 30, 2007, the Inex Investors, through their interest in the convertible debentures, held the ability to convert the debentures into 100% of the non-voting common shares of Inex and 80% of Inex’s common shares. The balance of Inex’s common shares immediately following issuance of these convertible debentures continued to be held by the record holders of Inex’s shares immediately before the Plan of Arrangement.

Pursuant to the Plan of Arrangement, Inex distributed $5,179,000 (US$4,664,345) of the cash received from the convertible debentures to certain contingent debtors of the Company (the “Former Noteholders”) pursuant to the June 20, 2006 Purchase and Settlement Agreement (note 12(c)). The cash distributed by Inex was recorded by the Company as an increase in contributed surplus and the amount distributed to the Former Noteholders was recorded by the Company as loss on purchase and settlement of exchangeable and development notes.

Immediately before the Plan of Arrangement, Inex’s common shares were consolidated on a basis of two current common shares for one new common share. All references to common stock, common shares outstanding, average number of common shares outstanding, per share amounts and options in these consolidated financial statements and notes thereto have been restated to reflect the common stock consolidation on a retroactive basis.

These consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc., which were acquired on May 30, 2008 (note 4). All intercompany transactions and balances have been eliminated on consolidation.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Future operations

The success of the Company and its ability to realize the value of its non-monetary assets is dependent on obtaining the necessary regulatory approval, bringing its products to market and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products are dependent on the Company’s ability to successfully complete these activities and to obtain adequate financing through a combination of financing activities and collaborative partner funding. It is not possible to predict either the outcome of future research and development programs or the Company’s ability to fund these programs going forward.

2. Significant accounting policies

These consolidated financial statements have been audited for all dates and periods presented except for the three months ended March 31, 2009.

These consolidated financial statements are presented in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles. A reconciliation of amounts presented in accordance with United States generally accepted accounting principles (US GAAP) is detailed in note 19. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a) Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the reported amounts of assets, liabilities, revenue, expenses, contingent assets and contingent liabilities as at the end or during the reporting period. Management believes that the estimates used are reasonable and prudent, however, actual results could significantly differ from those estimates. Significant areas requiring the use of management estimates relate to the valuation of goodwill and intangible assets, the useful lives of property and equipment and intangible assets for the purpose of amortization, recognition of revenue, stock-based compensation, and the amounts recorded as accrued liabilities.

(b) Cash and cash equivalents

Cash and cash equivalents are all highly liquid instruments with an original maturity of three months or less when purchased. Cash and cash equivalents are recorded at fair value.

(c) Financial instrument measurement bases

The following table shows the measurement basis adopted by the Company for its financial instrument categories:

Financial instrument category	Classification	Measurement basis
Cash and cash equivalents	Held for trading	Fair value
Short-term investments	Held for trading	Fair value
Accounts receivable	Loans and receivables	Amortized cost
Investment tax credits receivable	Loans and receivables	Amortized cost
Accounts payable and accrued liabilities	Other financial liabilities	Amortized cost

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

(d) Inventory

Inventory includes materials assigned for the manufacture of products for our collaborative partners and manufacturing costs for products awaiting acceptance by our collaborative partners. Inventory is carried at the lower of cost and net realizable value. The cost of inventories includes all costs of purchase, costs of manufacturing and other costs incurred in bringing the inventories to their present location and condition.

(e) Property and equipment

Property and equipment is recorded at cost less impairment losses, accumulated amortization, related government grants and investment tax credits. The Company records amortization using the straight-line method over the estimated useful lives of the capital assets as follows:

Rate
Laboratory equipment	5 years
Computer networks	5 years
Office equipment	2 years
Furniture and fixtures	5 years

Leasehold improvements are amortized over the lesser of their estimated useful lives or the lease term. Assets held under capital leases that do not allow for ownership to pass to the Company are amortized using the straight-line method over the lease term.

(f) Intangible assets

Intangible assets consist of medical technology and computer software.

The costs of acquiring or licensing medical technology from arm’s length third parties are capitalized. Costs are amortized on a straight-line basis over the estimated useful life of the technology.

The costs incurred in establishing and maintaining patents for intellectual property developed internally are expensed in the period incurred.

Costs incurred in purchasing or developing computer software are recorded as intangible assets and are amortized over 2 to 5 years.

(g) Impairment of long-lived assets

If management determines that the carrying value of property and equipment or medical technology exceeds the recoverable value based on undiscounted future cash flows, such assets are written down to their fair values.

(h) Revenue recognition

The Company earns revenue from research and development collaboration services, licensing fees and milestone payments. Revenues associated with multiple element arrangements are attributed to the various elements based on their relative fair values or are recognized as a single unit of accounting when relative fair values are not determinable. Non-refundable payments received under collaborative research and development

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

agreements are recorded as revenue as services are performed and related expenditures are incurred. Non-refundable upfront license fees from collaborative licensing and development arrangements are recognized as the Company fulfills its obligations related to the various elements within the agreements, in accordance with the contractual arrangements with third parties and the term over which the underlying benefit is being conferred. Revenue earned under contractual arrangements upon the occurrence of specified milestones is recognized as the milestones are achieved and collection is reasonably assured. Revenue earned under research and development manufacturing collaborations where the Company bears some or all of the risk of a product manufacturing failure is recognized when the purchaser accepts the product and there are no remaining rights of return. Revenue earned under research and development collaborations where the Company does not bear any risk of product manufacturing failure is recognized in the period the work is performed.

Cash or other compensation received in advance of meeting the revenue recognition criteria is recorded on the balance sheet as deferred revenue. Revenue meeting recognition criteria but not yet received or receivable is recorded on the balance sheet as accrued revenue and classified in accounts receivable.

(i) Leases and lease inducements

Leases entered into are classified as either capital or operating leases. Leases which substantially transfer all benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Lease inducements represent leasehold improvement allowances and reduced or free rent periods and are amortized on a straight-line basis over the term of the lease and are recorded as a reduction of rent expense.

(j) Research and development expenditures

Research costs are charged as an expense in the period in which they are incurred. Development costs are charged as an expense in the period incurred unless the Company believes a development project meets specified criteria for deferral and amortization. No development costs have been deferred to date.

(k) Income or loss per share

Income or loss per share is calculated based on the weighted average number of common shares outstanding. Diluted loss per share does not differ from basic loss per share since the effect of the Company’s stock options are antidilutive. Diluted income per share is based on the diluted weighted average number of common shares outstanding resulting from in-the-money stock options based on the average trading price of the Company’s shares in that period.

(l) Government assistance

Government assistance provided for current expenses is included in the determination of income for the year, as a reduction of the expenses to which it relates. Government assistance towards the acquisition of property and equipment is deducted from the cost of the related property and equipment.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

(m) Foreign currency translation

The functional currency of the Company is the Canadian dollar. For the Company and its integrated subsidiaries (Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc.), foreign currency monetary assets and liabilities are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. The previous month’s closing rate of exchange is used to translate revenue and expense transactions. Exchange gains and losses are included in income or loss for the period.

(n) Future income taxes

Income taxes are accounted for using the asset and liability method of accounting. Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases and for loss carry-forwards. Future income tax assets and liabilities are measured using substantively enacted or enacted income tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax laws or rates is included in earnings in the period that includes the substantive enactment date. When realization of future income tax assets does not meet the more-likely-than-not criterion for recognition, a valuation allowance is provided.

(o) Economic dependence

The Company is dependent on collaborative partners for both funding and access to intellectual property. Funding from collaborative partners and credit risk associated with accounts receivable from these partners is described in notes 5 and 15 respectively.

(p) Stock-based compensation

The Company grants stock options to employees and directors pursuant to a share incentive plan described in note 8. Compensation expense is recorded for issued stock options using the fair value method with a corresponding increase in contributed surplus. Any consideration received on the exercise of stock options is credited to share capital.

The fair value of stock options is typically measured at the grant date and amortized on a straight-line basis over the vesting period.

(q) Comparative figures

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current period.

3. Recent accounting pronouncements

(a) Goodwill and intangible assets and financial statement concepts

Effective January 1, 2009, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) accounting standards updates for goodwill and intangible assets (CICA 3064) and for financial statement concepts (CICA 1000). CICA 3064, Goodwill and Intangible Assets replaced CICA 3062, Goodwill and Other Intangible Assets, and CICA 3450, Research and Development Costs. CICA 1000, Financial Statement Concepts was also amended to provide consistency with this new standard. The new section establishes standards for the recognition, measurement, and disclosure of goodwill and intangible assets.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

The adoption of this standard did not have any impact on the Company’s net loss but did result in a reclassification of computer software costs from property and equipment to intangible assets in the amount of $1,511,232 as at December 31, 2008.

(b) International financial reporting standards

On February 13, 2008, the Accounting Standards Board confirmed that the use of International Financial Reporting Standards (“IFRS”) will be required, for fiscal years beginning on or after January 1, 2011, for publicly accountable profit-oriented enterprises. After that date, IFRS will replace Canadian GAAP for those enterprises. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences on recognition, measurement and disclosures.

The Company has plans to register its shares on the NASDAQ Global Market in addition to its current registration with the Toronto Stock Exchange. The Canadian Securities Administrators’ National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies which are also US Securities and Exchange Commission registrants the option to prepare their financial statements under US GAAP.

The Company undertook a detailed review of the implications of conversion to US GAAP as compared to IFRS. As a result of this analysis, it has been determined that should the Company complete a listing on the NASDAQ Global Market in 2010 it will adopt US GAAP as its primary basis of financial reporting commencing December 31, 2010 on a retrospective basis.

(c) Financial instruments disclosure

The Company adopted the amendments to CICA 3862, Financial Instruments—Disclosures on January 1, 2009. CICA 3862 establishes a three-tier hierarchy as a framework for disclosing fair value. The hierarchy of inputs to be disclosed is summarized below:

•	quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1)

•	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2)

•	inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3)

The application of the fair value hierarchy disclosures to the Company’s financial instruments is detailed in note 15.

The adoption of CICA 3862 did not have a material impact on the Company’s consolidated financial statements.

4. Business acquisition

On May 30, 2008, the Company completed the acquisition of 100% of the outstanding shares of Protiva Biotherapeutics, Inc. (“Protiva”), a privately owned Canadian company developing lipid nanoparticle delivery technology for small interfering RNA (“siRNA”), for $31,761,255. Concurrent with the acquisition, the Company entered into initial research agreements with F. Hoffman-La Roche Ltd and Hoffman La-Roche Inc. (collectively “Roche”).

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

The acquisition of Protiva and related financing and other transactions were first announced by the Company on March 30, 2008 and the acquisition closed on May 30, 2008.

The primary purpose of the Protiva acquisition is to give the Company broader technology and intellectual property in the field of lipid nanoparticle delivery, including the delivery of siRNA as well as RNAi product candidates.

Cost of acquisition

The Company issued 22,848,588 common shares to acquire 100% of the outstanding shares of Protiva. The fair value of the Company’s shares has been determined based on the weighted average closing price of the shares traded on the Toronto Stock Exchange from March 27, 2008 to April 2, 2008, being $1.26 per share. The Company used the Black-Scholes option pricing model to estimate the fair value of the 1,752,294 shares reserved at the acquisition date for the exercise of assumed Protiva stock options using the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 3.03%; volatility factor of the expected market price of the Company’s common stock of 131%; and a weighted average expected life of the options of six years.

The acquisition was accounted for under the purchase method of accounting. Accordingly, the assets, liabilities, revenues and expenses of Protiva are consolidated with those of the Company from May 30, 2008. Total fair value of the consideration given was allocated to the assets acquired and liabilities assumed based upon their estimated fair values, as follows:

Cost of acquisition:
Common shares issued	$28,789,221
Common shares issuable upon exercise of Protiva stock options	2,109,754
Direct acquisition costs	862,280

$31,761,255

Allocated at estimated fair values:
Cash	$3,381,375
Short-term investments	8,337,159
Accounts receivable	1,148,928
Prepaid expenses and other assets	82,573
Investment tax credit receivable	275,695
Property and equipment	635,911
Medical technology (in-process research and development - note 19(a))	16,252,000
Goodwill	3,890,749
Accounts payable and accrued liabilities	(1,794,500)
Deferred revenue	(448,635)

$31,761,255

Allocation of fair values

A valuation of Protiva’s property and equipment and medical technology was completed.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

The Company used the income approach and considered potential cash flows from both internal and partnered products to determine the fair value of the medical technology. The excess purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill.

Various factors contributed to the establishment of goodwill, including: the value of Protiva’s highly skilled and knowledgeable work force as of the acquisition date; the expected revenue growth over time that is attributable to new and expanded collaborative partnerships; and the synergies expected to result from combining workforces and infrastructures.

At September 30, 2008 the Company carried out a goodwill impairment test. Based on the Company’s market capitalization as at September 30, 2008 the Company determined that the fair value of goodwill was nil and an impairment loss of $3,890,749 was recorded in the statement of operations and comprehensive loss.

The medical technology acquired includes licenses and intellectual property. The medical technology is being amortized on a straight-line basis over its useful life, estimated to be 16 years (notes 6 and 19).

The Company does not anticipate a future tax liability as a result of the differences between the tax values and allocated fair values of the assets, based on available tax deductions. At the time of the acquisition, Protiva had approximately $19,000,000 of unused non-capital losses available to reduce taxable income of future years and expiring between 2008 and 2027 and approximately $1,000,000 of investment tax credits available to reduce income taxes of future years expiring between 2011 and 2027. Furthermore, Protiva had Scientific Research and Experimental Development expenditures of approximately $11,500,000 available for carry-forward indefinitely against future taxable income. The tax value of goodwill arising on the acquisition is approximately $2,918,000. The potential income tax benefits relating to these future tax assets have not been recognized in the purchase price allocation as their realization does not meet the requirements of “more likely than not” under the liability method of tax allocation.

On March 25, 2008, Protiva declared dividends totaling US$12,000,000. The dividend was paid by Protiva issuing promissory notes on May 23, 2008. Recourse against Protiva for payment of the promissory notes will be limited to Protiva’s receipt, if any, of up to US$12,000,000 in payments from a certain third party. Protiva will pay these funds if and when it receives them, to the former Protiva shareholders in satisfaction of the promissory notes. As contingent obligations that would not need to be funded by the Company at the acquisition, the US$12,000,000 receivable and the related promissory notes payable are not included in the purchase equation above and are not recorded in the Company’s consolidated balance sheet.

Private placement investment

Concurrent with the acquisition, the Company completed a private placement investment of 2,083,333 newly issued common shares for $4,965,000 (US$5,000,000, US$2.40 per share) with Alnylam Pharmaceuticals, Inc. (“Alnylam”) and a private placement investment of 2,083,333 newly issued common shares for $5,000,000 (CAD$2.40 per share) with a Roche affiliate for an aggregate investment of $9,965,000. The fair value of the Company’s shares issued to Alnylam and the Roche affiliate of $5,249,999 ($1.26 per share) was determined based on the weighted average closing price of the shares traded on the Toronto Stock Exchange on the five days around the March 30, 2008 acquisition and investment announcement being March 27, 2008 to April 2, 2008 and has been recorded as share capital. Based on this fair value, the share premium paid by Alnylam and the Roche affiliate was an aggregate of $4,715,001 and has been recorded as contributed surplus.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

5. Collaborative and Licensing Agreements

The following tables set forth revenue recognized under the licensing, collaborative and evaluation agreements:

	Three months ended March 31 2010	Three months ended March 31 2009
		(unaudited)
Research and development collaborations
Alnylam (a)	$865,823	$2,386,795
Roche (b)	1,265,187	397,310
Other RNAi collaborators (c)	334,925	96,658

Total research and development collaborations	$2,465,935	$2,880,763

	Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
Research and development collaborations
Alnylam (a)	$8,831,250	$6,079,681	$5,886,709
Roche (b)	4,757,842	159,465	—
Other RNAi collaborators (c)	242,824	359,112	—
Hana (d)	—	51,015	520,277

Total research and development collaborations	13,831,916	6,649,273	6,406,986
Licensing fees and milestone payments
Alnylam (a)	596,500	5,082,303	4,991,152
Hana up-front payment (d)	—	—	4,122,930
Aradigm milestone payment (e)	—	—	247,825

Total licensing fees and milestone payments	596,500	5,082,303	9,361,907

Total revenue	$14,428,416	$11,731,576	$15,768,893

(a) License and collaboration with Alnylam Pharmaceuticals, Inc. (“Alnylam”)

License and Collaboration Agreement with Alnylam through Tekmira

On January 8, 2007, the Company entered into a licensing and collaboration agreement with Alnylam (“Alnylam License and Collaboration”) giving them an exclusive license to certain of the Company’s historical lipid nanoparticle intellectual property for the discovery, development, and commercialization of ribonucleic acid interference (“RNAi”) therapeutics.

Cross-License with Alnylam acquired through Protiva

As a result of the acquisition of Protiva on May 30, 2008, the Company acquired a Cross-License Agreement between Protiva and Alnylam dated August 14, 2007 (the “Alnylam Cross-License”). Alnylam was granted a non-exclusive license to the Protiva intellectual property. Under the Alnylam Cross-License, Alnylam

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

was required to make collaborative research payments at a minimum rate of US$2,000,000 per annum for the provision of the Company’s research staff. The research collaboration under the Alnylam Cross-License expired on August 13, 2009.

Research and development collaboration with Alnylam

Up until December 31, 2008, Alnylam was making collaborative agreement payments to both Tekmira and Protiva. Effective January 1, 2009, all collaborative research with Alnylam is performed under the Alnylam Cross-License and manufacturing is performed under a manufacturing agreement (the “Alnylam Manufacturing Agreement”) dated January 2, 2009. Under the Alnylam Manufacturing Agreement the Company continues to be the exclusive manufacturer of any products required by Alnylam through to the end of phase 2 clinical trials that utilize the Company’s technology. Alnylam pays the Company for the provision of staff and for external costs incurred. Time charged to Alnylam is at a fixed rate and under the Alnylam Manufacturing Agreement there is a contractual minimum for the provision of staff of $11,200,000 for the three years from 2009 to 2011.

Licensing fees and milestone payments

In 2007, under the Alnylam License and Collaboration, the Company received 361,990 newly issued shares of Alnylam common stock which the Company sold for the net amount of $8,938,867 (US$7,594,619) and a subsequent cash payment of $475,720 (US$405,381) to bring the total up-front payment to $9,414,587 (US$8,000,000). Under a license agreement with the University of British Columbia (“UBC”), the Company made a milestone payment of $941,459, in respect of the up-front payment from Alnylam. In accordance with the Company’s revenue recognition policy, the up-front payment of $9,414,587 and the milestone payment to UBC of $941,459, were deferred and were amortized on a straight-line basis to revenue and expense respectively to December 31, 2008, the period over which the Company provided research support under the Alnylam License and Collaboration.

Alnylam has provided non-exclusive access to the Company’s lipid nanoparticle intellectual property to F. Hoffman-La Roche Ltd (“Roche”), Regulus Therapeutics, Inc. (a joint venture between Alnylam and Isis Pharmaceuticals, Inc.) and Takeda Pharmaceutical Company Limited (“Takeda”). The Company is eligible to receive up to US$16,000,000 in milestone payments for each RNAi therapeutic advanced by Alnylam or its partners. The Company is also eligible for royalties on product sales. These milestones and royalties will pass through Alnylam. Of the US$16,000,000 potential milestone payments, US$4,500,000 relate to pre-regulatory approval milestones and US$11,500,000 relate to the milestones of regulatory approval and cumulative product sales of over US$500,000,000.

In the year ended December 31, 2009, the Company received a $596,500 (US$500,000) milestone payment from Alnylam in respect of the initiation of Alnylam’s ALN-VSP Phase 1 human clinical trial and the Company made a related milestone payment of $58,700 (US$50,000) to UBC.

Alnylam deferred revenue

At March 31, 2010, the Company had deferred research and development collaboration revenue in respect of Alnylam of $352,440 (December 31, 2009—$35,987; December 31, 2008—$309,250).

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

(b) Roche

On May 11, 2009 the Company announced a product development agreement with Roche (the “Roche Product Development Agreement”). Under the Roche Product Development Agreement Roche will pay the Company up to US$8,800,000 to support the advancement of each Roche RNAi product candidate using the Company’s SNALP technology through to the filing of an Investigational New Drug (“IND”) application. The Company is also eligible to receive up to US$16,000,000 in milestones plus royalties on product sales for each product advanced through development and commercialization based on Roche’s access to the Company’s intellectual property through Alnylam.

The Company will develop and manufacture the drug product for use in all preclinical studies under the Roche Product Development Agreement and will collaborate with Roche to conduct the preclinical testing. The agreement also provides that the Company will manufacture one batch of clinical product for a Phase 1 clinical trial.

Under the Roche Product Development Agreement Roche will pay the Company for the provision of staff and for external costs incurred. The Company is recognizing revenue in proportion to the services provided up to the reporting date by comparing actual hours spent to estimated total hours for each product under the contract. Revenue from external costs incurred on Roche product candidates will be recorded in the period that Roche is invoiced for those costs. The difference between service revenue recognized and cash received will be recorded in the Company’s balance sheet as accrued revenue or deferred revenue, as appropriate, and as at March 31, 2010 the deferred revenue balance was $835,146 (December 31, 2009—$792,583; December 31, 2008—$nil).

At December 31, 2009 there was one product in development under the Roche Product Development Agreement. Under the agreement, Roche may select a second product for development.

Under a separate February 11, 2009 research agreement with Roche the Company received $923,151 (US$765,000). For the three months ended March 31, 2009 the Company recognized $397,310 from this agreement (three months ended March 31, 2010—$nil; year ended December 31, 2009—$923,151; 2008—$nil; 2007—$nil).

(c) Other RNAi collaborators

The Company has active research agreements with a number of other RNAi collaborators including Bristol-Myers Squibb Company (see note 18—Subsequent event) and Takeda. As at March 31, 2010 other RNAi collaborator deferred revenue was $103,186 (December 31, 2009—$333,867; December 31, 2008—$149,844).

(d) Agreements with Hana Biosciences, Inc. (“Hana”) and related contingent obligation

On May 6, 2006, the Company signed a number of agreements with Hana including the grant of worldwide licenses (the “Hana License Agreement”) for three of the Company’s chemotherapy products, Marqibo®, AlocrestTM (formerly INX-0125, Optisomal Vinorelbine) and BrakivaTM (formerly INX-0076, Optisomal Topotecan). Under the License Agreement, Hana paid a non-refundable up-front cash payment of $1,657,300 (US$1,500,000) and issued 1,118,568 Hana shares to the Company (together the “Hana Up-front Payments”). The aggregate fair value of the Hana shares on May 6, 2006, based on a share price of $12.34 (US$11.15) was $13,806,541 (US$12,472,033).

The Company allocated $170,910 as proceeds on the transfer of certain surplus laboratory equipment to Hana, resulting in no gain or loss on disposal. In accordance with the Company’s revenue recognition policy, the

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

remaining $15,292,931 of the Hana Up-front Payments was deferred and was amortized into revenue from May 6, 2006 to December 31, 2007 by which time all services under a technology transfer agreement had been substantially completed.

Under the Hana License Agreement the Company could have received up to US$29,500,000 in cash or Hana shares upon achievement of further development and regulatory milestones and is also eligible to receive royalties on product sales. On May 27, 2009, the Hana License Agreement was amended to decrease the size of near-term milestone payments and increase the size of long-term milestone payments. If received, these contingent payments from Hana will be transferred to contingent creditors (note 12(c)).

(e) Aradigm Corporation (“Aradigm”)

The Company entered into a licensing agreement with Aradigm on December 8, 2004 under which Aradigm licensed certain of the Company’s technology. Under this agreement, the Company is eligible to receive up to US$4,750,000 in milestone payments for each disease indication, to a maximum of two, pursued by Aradigm as well as royalties on product revenue resulting from products utilizing the licensed technology. The milestone payments are only payable twice regardless of the number of disease indications pursued.

On November 19, 2007, Aradigm announced that it would commence a Phase 2 trial of inhaled liposomal ciprofloxacin. The Company’s management believes that the commencement of this trial in December 2007 triggered a US$250,000 milestone payable by Aradigm. Aradigm’s management believes that its product does not use the Company’s technology as defined under the license agreement. The dispute over the initial milestone was resolved on February 13, 2008 when Aradigm and the Company signed an amendment to the licensing agreement. The amendment does not change the Company’s milestone and royalty eligibility under the original license agreement.

Under the amendment Aradigm agreed to pay US$250,000 to the Company and payment was received on February 15, 2008. The Company accrued the US$250,000 payment as milestone payment revenue in the year ended December 31, 2007 and has recorded the same amount in accounts receivable as at December 31, 2007. The Company has not received any further milestone payments from Aradigm.

(f) License agreement with Merck & Co., Inc. (“Merck”)

As a result of the acquisition of Protiva the Company received a non-exclusive royalty-bearing world-wide license, of certain intellectual property acquired by Merck. Under the license Merck will pay up to US$17,000,000 in milestones for each product it develops using the acquired intellectual property except for the first product for which Merck will pay up to US$15,000,000 in milestones. Merck will also pay royalties on product sales. The license agreement with Merck was entered into as part of a settlement of litigation between Protiva and a Merck subsidiary.

Merck has granted a license to the Company to certain of its intellectual property.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

6. Intangible assets

March 31, 2010	Cost	Accumulated amortization	Net book value
Medical technology (note 4)	$16,252,000	$(1,862,208)	$14,389,792
Computer software	1,633,136	(1,183,452)	449,684

	$17,885,136	$(3,045,660)	$14,839,476

December 31, 2009	Cost	Accumulated amortization	Net book value
Medical technology (note 4)	$16,252,000	$(1,608,271)	$14,643,729
Computer software	1,632,196	(1,123,495)	508,701

	$17,884,196	$(2,731,766)	$15,152,430

December 31, 2008	Cost	Accumulated amortization	Net book value
Medical technology (note 4)	$16,252,000	$(592,521)	$15,659,479
Computer software	1,511,232	(863,731)	647,501

	$17,763,232	$(1,456,252)	$16,306,980

The medical technology acquired from Protiva (note 4) is being amortized on a straight-line basis over its useful life, estimated to be 16 years.

7. Property and equipment

March 31, 2010	Cost	Accumulated depreciation and impairment	Net book value
Laboratory equipment	$7,509,108	$(6,221,476)	$1,287,632
Leasehold improvements	6,063,661	(4,420,030)	1,643,631
Computer networks	1,055,145	(833,972)	221,173
Office equipment	564,142	(549,720)	14,422
Furniture and fixtures	662,242	(642,912)	19,330

	$15,854,298	$(12,668,110)	$3,186,188

December 31, 2009	Cost	Accumulated depreciation and impairment	Net book value
Laboratory equipment	$7,352,191	$(6,116,631)	$1,235,560
Leasehold improvements	5,671,752	(4,377,986)	1,293,766
Computer networks	1,055,145	(814,435)	240,710
Office equipment	561,338	(540,758)	20,580
Furniture and fixtures	662,242	(640,518)	21,724

	$15,302,668	$(12,490,328)	$2,812,340

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

December 31, 2008	Cost	Accumulated depreciation and impairment	Net book value
Laboratory equipment	$6,966,852	$(5,703,814)	$1,263,038
Leasehold improvements	5,699,816	(5,473,402)	226,414
Computer networks	1,301,727	(939,516)	362,211
Office equipment	558,274	(479,156)	79,118
Furniture and fixtures	662,242	(630,332)	31,910

	$15,188,911	$(13,226,220)	$1,962,691

8. Share capital

(a) Authorized

The Company’s authorized share capital consists of an unlimited number of common and preferred shares without par value.

(b) Issuance of common shares pursuant to the acquisition of Protiva

On May 30, 2008, the Company issued 22,848,588 common shares in exchange for 100% of Protiva’s share capital (note 4).

(c) Financing

On February 20, 2007, the Company completed a public offering of 10,350,000 newly issued common shares at a price of $1.55 per common share. After adjusting for the April 30, 2007 share consolidation (note 1), the offering effectively represents the issuance of 5,175,000 shares at a price of $3.10 per common share. After paying underwriters commission and other share issue costs, the offering generated net cash of $14,917,150.

On May 30, 2008, the Company completed a private placement investment of 2,083,333 newly issued common shares for $4,965,000 (US$5,000,000, US$2.40 per share) with Alnylam and a private placement investment of 2,083,333 newly issued common shares for $5,000,000 ($2.40 per share) with a Roche affiliate (note 4).

(d) Stock-based compensation

As part of the Plan of Arrangement that resulted in the transfer of the business of Inex to the Company, effective April 30, 2007, all outstanding options in Inex were cancelled and replaced with equivalent options of the Company. Under the Company’s stock option plan the Board of Directors may grant options to employees and directors. The exercise price of the options is determined by the Company’s Board of Directors but will be at least equal to the closing market price of the common shares on the day preceding the date of grant and the term may not exceed 10 years. Options granted generally vest over three years for employees and immediately for directors.

Concurrent with the announcement of the acquisition of Protiva on March 28, 2008, the Company’s Board approved the accelerated vesting of all options outstanding under the Company’s 1996 Share Option Plan such that all options outstanding at that date became fully vested and exercisable. Any stock based compensation expense not yet recognized with respect to the options with accelerated vesting was recognized on May 30, 2008, the date that Protiva was acquired.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

On June 20, 2007, May 28, 2008 and May 12, 2009, the shareholders of the Company approved increases to the number of shares reserved for issuance under the Company’s 1996 Stock Option Plan of 1,125,115, 1,487,000 and 1,331,000, respectively, thereby increasing the maximum common shares available under the plan to 6,846,276 of which 1,261,837 common shares remain available for future allocation as at March 31, 2010.

On May 30, 2008, as a condition of the acquisition of Protiva (note 4), the Company reserved 1,752,294 common shares for the exercise of 519,073 Protiva share options (“Protiva Options”). The Protiva Options have an exercise price of $0.30, are fully vested, expire at various dates from November 19, 2010 to March 1, 2018 and upon exercise each option will be converted into approximately 3.3758 shares of the Company (the same ratio at which Protiva common shares were exchanged for Company common shares at completion of the acquisition of Protiva). To March 31, 2010, none of the Protiva Options had been exercised, forfeited or cancelled. The Protiva Options are not part of the Company’s 1996 Stock Option Plan and the Company is not permitted to grant any further Protiva Options.

The following table sets forth outstanding options under the Company’s 1996 Stock Option Plan:

	Number of optioned common shares	Weighted average exercise price
Balance, December 31, 2006	2,636,435	$4.44

Options granted	352,288	1.48
Options exercised	(107,284)	0.89
Options forfeited, cancelled or expired	(267,944)	11.43

Balance, December 31, 2007	2,613,495	$3.48

Options granted	2,634,950	0.85
Options exercised	(42,742)	0.70
Options forfeited, cancelled or expired	(617,277)	1.59

Balance, December 31, 2008	4,588,426	2.25

Options granted	13,200	0.97
Options exercised	(19,261)	0.41
Options forfeited, cancelled or expired	(254,225)	6.18

Balance, December 31, 2009	4,328,140	$2.02

Options granted	950,250	0.77
Options exercised	(667)	0.30
Options forfeited, cancelled or expired	(105,483)	0.82

Balance, March 31, 2010	5,172,240	$1.82

Options under the 1996 Stock Option Plan expire at various dates from May 28, 2010 to January 27, 2020.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

The following table summarizes information pertaining to stock options outstanding at March 31, 2010 under the Company’s 1996 Stock Option Plan:

	Number of options outstanding	Options outstanding March 31, 2010		Options exercisable March 31, 2010
Range of Exercise prices		Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$0.30 to $0.56	795,900	8.7	$0.34	473,122	$0.35
$0.60 to $0.95	1,951,327	8.2	0.74	1,292,098	0.70
$1.07 to $1.12	1,442,346	7.6	1.11	1,435,579	1.11
$1.18 to $2.32	501,329	6.3	1.39	501,329	1.39
$8.02 to $14.10	481,338	2.0	11.18	481,338	11.18
$0.30 to $14.10	5,172,240	7.4	$1.82	4,183,466	$2.09

The fair value of each option is estimated as at the date of grant using the Black-Scholes option pricing model. The weighted average option pricing assumptions and the resultant fair values are as follows:

	Three months ended March 31 2010	Three months ended March 31 2009 (unaudited)
Dividend yield	0.0%	0.0%
Expected volatility	119.6%	142.7%
Risk-free interest rate	2.7%	1.95%
Expected average option term	7.0 years	5.0 years
Fair value of options granted	$0.69	$0.55

	Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	144.0%	123.2%	124.0%
Risk-free interest rate	2.5%	2.8%	4.3%
Expected average option term	5.0 years	7.2 years	7.3 years
Fair value of options granted	$0.87	$0.77	$1.17

An expense for stock-based compensation for the three months ended March 31, 2010 for options awarded to employees and calculated in accordance with the fair value method of $359,817 (three months ended March 31, 2009—$110,845 (unaudited); 2009—$265,685; 2008—$1,772,351; 2007—$376,591) has been recorded in the consolidated statements of operations and comprehensive loss in research, development and collaborations and general and administrative expenses.

9. Government grants and refundable investment tax credits

Government grants and refundable investment tax credits have been netted against research and development expenses.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Government grants for the three months ended March 31, 2010 include $98,678 in funding from the US Army Medical Research Institute for Infectious Diseases (three months ended March 31, 2009—$203,132 (unaudited); year ended December 31, 2009—$775,292; 2008—$239,031; 2007—$nil).

The Company’s estimated claim for refundable Scientific Research and Experimental Development investment tax credits for the year ended December 31, 2009 is $139,502 (2008—$128,758; 2007—$26,184). Investment tax credits receivable as at December 31, 2008 of $404,453 include $275,695 earned by Protiva prior to being acquired by the Company and losing its Canadian Controlled Private Corporation tax status.

10. Termination and restructuring expenses

In May 2008, as a condition of closing the business combination with Protiva (note 4) the employment contract of the Company’s previous Chief Executive Officer was terminated and an expense of $1,984,266 was recorded. The termination sum is being paid out as salary continuance and $392,010 remained unpaid as at March 31, 2010 (December 31, 2009—$608,550; December 31, 2008—$1,484,757).

In October 2008, as part of the integration of the operations of Tekmira and Protiva, the Company completed a restructuring that resulted in a reduction in workforce of 15 employees. The Company recorded an expense of $1,188,278 in respect of these 15 employees in accordance with EIC 134—Accounting for Severance and Termination Benefits. As at March 31, 2010 a balance of $5,182 remained unpaid (December 31, 2009—$5,284; December 31, 2008—$235,393).

11. Income taxes

Income tax (recovery) expense varies from the amounts that would be computed by applying the combined Canadian federal and provincial income tax rate of 28.5% (year ended December 31, 2009—30.0%; 2008—31.0%; 2007—34.12%) to the loss before income taxes as shown in the following tables:

Three months ended March 31 2010
Computed taxes (recoveries) at Canadian federal and provincial tax rates	$(1,258,967)
Difference due to change in enacted tax rates	—
Permanent and other differences	294,917
Change in valuation allowance	964,050
Utilization of non-capital loss carryforwards	—

Income tax (recovery) expense	$—

	Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
Computed taxes (recoveries) at Canadian federal and provincial tax rates	$(2,929,472)	$(4,420,886)	$(960,493)
Difference due to change in enacted tax rates	635,462	237,731	—
Permanent and other differences	927,938	(200,276)	1,815,699
Change in valuation allowance	1,366,072	4,383,431	1,027,508
Utilization of non-capital loss carryforwards	—	—	(1,882,714)

Income tax (recovery) expense	$—	$—	$—

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

As at March 31, 2010, the Company has investment tax credits available to reduce Canadian federal income taxes of $5,304,810 (December 31, 2009—$5,304,810; December 31, 2008—$3,193,999) and provincial income taxes of $2,781,784 (December 31, 2009—$2,781,784; December 31, 2008— $1,425,686) and expiring between 2011 and 2030. At March 31, 2010, the Company has scientific research and experimental development expenditures of $27,483,678 (December 31, 2009—$27,483,678; December 31, 2008—$20,301,032) available for indefinite carry-forward and $27,855,251 (December 31, 2009—$23,758,157; December 31, 2008—$23,868,051) of net operating losses due to expire between 2015 and 2030 and which can be used to offset future taxable income in Canada.

Significant components of the Company’s future tax assets are shown below:

	March 31 2010	December 31 2009	December 31 2008
Future tax assets:
Non-capital loss carry-forwards	$6,964,000	$5,940,000	$6,206,000
Research and development deductions	6,871,000	6,871,000	5,278,000
Book amortization in excess of tax	3,232,000	3,436,000	4,217,000
Share issue costs	196,000	213,000	292,000
Tax value in excess of accounting value in investment	—	—	24,000
Revenue recognized for tax purposes in excess of revenue recognized for accounting purposes	323,000	291,000	113,000
Tax value in excess of accounting value in lease inducements	114,000	124,000	—
Provincial investment tax credits	696,000	629,000	301,000

Total future tax assets	18,396,000	17,504,000	16,431,000
Future tax liability:
Accounting value in excess of tax value in intangible assets	(3,518,000)	(3,580,000)	(3,981,000)

	14,878,000	13,924,000	12,450,000
Valuation allowance	(14,878,000)	(13,924,000)	(12,450,000)

Net future tax assets	$—	$—	$—

Under a Plan of Arrangement (Note 1) completed on April 30, 2007, Inex’s non-capital losses and scientific research and experimental development pool of undeducted expenditures as well as the federal non-refundable investment tax credits generated from the business through April 30, 2007 are not available to the Company. The balances at March 31, 2010 represent the balances available to the Company.

The potential income tax benefits relating to the future tax assets shown in the table have not been recognized in the accounts as their realization does not meet the requirements of “more likely than not” under the liability method of tax allocation. Accordingly, no future tax assets have been recognized as at March 31, 2010, December 31, 2009 and December 31, 2008.

12. Commitments and contingencies

(a)

Effective July 29, 2009 the Company signed an amendment to the operating lease for its laboratory and office premises. The amended lease expires in July 2014 but the Company has the option to extend the lease

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

to 2017 and then to 2022 and then to 2027. The amended lease includes a signing incentive payment. In accordance with the Company’s accounting policy the signing incentive payment will be amortized on a straight-line basis over the term of the amended lease.

Following the lease amendment the minimum commitment, contracted sub-lease income and net commitment for rent and estimated operating costs, are as follows:

	Lease commitment	Sub-lease income	Net commitment
Nine months ended December 31, 2010	$1,060,000	$(183,000)	$877,000
Year ended December 31, 2011	1,410,000	(244,000)	1,166,000
Year ended December 31, 2012	1,410,000	(234,000)	1,176,000
Year ended December 31, 2013	1,410,000	—	1,410,000
Year ended December 31, 2014	823,000	—	823,000

	$6,113,000	$(661,000)	$5,452,000

The Company’s lease expense, net of sub-lease income, for the three months ended March 31, 2010 of $253,555 has been recorded in the consolidated statements of operations and comprehensive loss in research, development and collaborations and general and administrative expenses (2009—$1,008,290; 2008—$1,447,850; 2007—$415,961).

The Company has netted $48,570 of sub-lease income against lease expense in the three months ended March 31, 2010 (year ended December 31, 2009—$191,376; 2008—$208,518; 2007—$756,425).

(b)	The Company entered into a Technology Partnerships Canada (“TPC”) agreement with the Canadian Federal Government on November 12, 1999. Under this agreement, TPC agreed to fund 27% of the costs incurred by the Company, prior to March 31, 2004, in the development of certain oligonucleotide product candidates up to a maximum contribution from TPC of $9,329,912. As at December 31, 2007, a cumulative contribution of $3,701,571 has been received and the Company does not expect any further funding under this agreement. In return for the funding provided by TPC, the Company agreed to pay royalties on the share of future licensing and product revenue, if any, that is received by the Company on certain non siRNA oligonucleotide product candidates covered by the funding under the agreement. These royalties are payable until a certain cumulative payment amount is achieved or until a pre-specified date. In addition, until a cumulative amount equal to the funding actually received under the agreement has been paid to TPC, the Company agreed to pay royalties of between 0.375% and 5% on the share of future product revenue, if any, for Marqibo that is received by the Company. To March 31, 2010 the Company has not made any royalty payments to TPC.

(c)	In 2001, Elan Corporation, plc (“Elan”), a former collaborative partner of the Company, provided the Company with a US$12,015,000 exchangeable note to fund the Company’s share of licensing costs of certain Elan technology. Also in 2001, Elan provided the Company with a development note facility of US$15,000,000 to partially fund the Company’s share of Marqibo’s development expenditures. Interest on the exchangeable and development notes (together “the Notes”) accrued at 7% per annum, but no payment of interest or principal was required until maturity on April 27, 2007.

In April 2004, Elan assigned the Notes to a group of institutional investors. The terms and conditions of the Notes remained unchanged.

On June 20, 2006, the Company and the holders of exchangeable and development notes (the “Former Noteholders”) signed a purchase and settlement agreement (the “Purchase and Settlement Agreement”). The

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Purchase and Settlement Agreement retired the exchangeable and development notes in exchange for US$2,500,000 in cash, 1,118,568 Hana shares received upon licensing chemotherapy products to Hana and certain contingent consideration. Subsequent to the Purchase and Settlement Agreement, amounts owing on the Notes became contingent obligations so have been removed from the Company’s Balance Sheet. As further explained in Note 1, the Company assumed all contingent obligations of Inex under the Purchase and Settlement Agreement as part of the Plan of Arrangement completed on April 30, 2007.

The contingent obligation under the Purchase and Settlement Agreement as at March 31, 2010 was US$22,835,476 (December 31, 2009 and 2008—US$22,835,476).

Further repayment under the Purchase and Settlement Agreement is contingent on the Company receiving future milestone or royalty payments from Hana. If the Company does not receive any future proceeds from Hana then it will not owe the Former Noteholders any additional consideration or payments. The Former Noteholders have no recourse to any of the Company’s other assets.

(d)	The Company has a contingent liability of US$12,000,000 in regard to certain promissory notes and has a related, equal and offsetting contingent asset receivable from a third party as described in note 4.

13. Related party transactions

Research, development and collaborations expenses in the three months ended March 31, 2009 include $29,638 (unaudited) of non-clinical research costs for one of our product candidates, measured at the cash amount and incurred in the normal course of operations with Ricerca Biosciences, LLC (“Ricerca”), a contract research organization whose Chief Executive Officer is also a director of the Company (year ended December 31, 2009—$44,415; December 31, 2008 and 2007—$nil). There was no balance in accounts payable and accrued liabilities at March 31, 2010 in respect of Ricerca (December 31, 2009 and 2008—$nil). There were no related party transactions in the three months ended March 31, 2010.

14. Capital Disclosures

The Company’s board of directors’ (“Board”) policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. Management defines capital as the Company’s total shareholders’ equity. To maintain the capital structure, the Company may attempt to issue new shares, acquire or dispose of assets or structure collaborative and license agreements in a particular way. The Company has not yet attained sustainable profitable operations, therefore the Board does not establish quantitative return on capital criteria for management.

As of March 31, 2010 the Company’s total equity was $33,048,843 (December 31, 2009—$37,106,254; December 31, 2008—$46,597,590).

In the three months ended March 31, 2010, total equity decreased 11% and in the year ended December 31, 2009, total equity decreased 20%, in both cases due to an increase in deficit. There were no changes in the Company’s approach to capital management during the three month ended March 31, 2010 or the year ended December 31, 2009. The Company is not subject to externally imposed capital requirements.

15. Financial Instruments and Financial Risk

Credit Risk

Credit risk is defined by the Company as an unexpected loss in cash and earnings if a collaborative partner is unable to pay its obligations in due time. The Company’s main source of credit risk is related to its accounts receivable balance which principally represents temporary financing provided to collaborative partners in the

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

normal course of operations. The account receivable from Alnylam Pharmaceuticals, Inc. (“Alnylam”) as at March 31, 2010 was $307,705 and represents 41% of total accounts receivable as at that date (December 31, 2009—$398,658 and 38%; December 31, 2008 -$393,830 and 62%).

The Company does not currently maintain a provision for bad debts as the majority of accounts receivable are from collaborative partners or government agencies and are considered low risk.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at March 31, 2010 was the accounts receivable balance of $748,832 (December 31, 2009—$1,052,895; December 31, 2008—$632,439).

The aging of accounts receivable at the reporting date was:

	March 31 2010	December 31 2009	December 31 2008
Current	$653,143	$898,859	$632,439
Past due 0-30 days	53,465	154,036	—
Past due more than 30 days	42,224	—	—

	$748,832	$1,052,895	$632,439

Liquidity Risk

Liquidity risk results from the Company’s potential inability to meet its financial liabilities, for example payments to suppliers. The Company ensures sufficient liquidity through the management of net working capital and cash balances.

The Company’s liquidity risk is primarily attributable to its cash and cash equivalents. The Company limits exposure to liquidity risk on its liquid assets through maintaining its cash and cash equivalent deposits with high-credit quality financial institutions. Due to the nature of these investments, the funds are available on demand to provide optimal financial flexibility.

The Company believes that its current sources of liquidity are sufficient to cover its likely applicable short term cash obligations. The Company’s financial obligations include accounts payable and accrued liabilities which generally fall due within 45 days.

The net liquidity of the Company is considered to be the cash, cash equivalents and short-term investments funds available less accounts payable and accrued liabilities.

	March 31 2010	December 31 2009	December 31 2008
Cash, cash equivalents and short term investments	$18,528,274	$24,397,740	$31,948,849
Less: Accounts payable and accrued liabilities	(3,426,566)	(5,653,827)	(4,473,612)

	$15,101,708	$18,743,913	$27,475,237

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Foreign currency risk

The Company’s revenues and operating expenses are denominated in both Canadian and US dollars so the results of the Company’s operations are subject to currency transaction risk and currency translation risk.

The operating results and financial position of the Company are reported in Canadian dollars in the Company’s financial statements. The fluctuation of the US dollar in relation to the Canadian dollar will consequently have an impact upon the Company’s income or loss and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

The Company manages its US dollar exchange rate risk by using cash received from US dollar revenues to pay US dollar expenses and by limiting its holdings of US dollar cash and cash equivalent balances to working capital levels. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.

The Company’s exposure to US dollar currency risk expressed in Canadian dollars was as follows:

	March 31 2010	December 31 2009	December 31 2008
Cash and cash equivalents	$(58,628)	$293,027	$1,649,187
Accounts receivable	272,601	520,892	540,527
Accounts payable and accrued liabilities	(1,391,163)	(1,765,874)	(1,006,854)

	$(1,177,190)	$(951,955)	$1,182,860

A 10% strengthening of the Canadian dollar against the US dollar at March 31, 2010 would have decreased losses for the three months ended March 31, 2010 by $117,719. A 10% weakening of the Canadian dollar against the US dollar at March 31, 2010 would have increased losses for the same period by $117,719. This analysis assumes that all other variables, in particular interest rates, remain constant.

Interest rate risk

The Company invests its cash reserves in bankers’ acceptances and high interest savings accounts issued by major Canadian banks. The Company’s audit committee approves a list of acceptable investments on a quarterly basis. A 100 basis point decrease in the interest rate would have resulted in the Company earning no interest and an increase in net losses of $21,393 for the three months ended March 31, 2010. A 100 basis point increase in interest rates would have resulted in a decrease in net losses of $42,786.

At March 31, 2010, the Company’s cash equivalents held in bankers’ acceptances and high interest savings accounts bore a weighted average interest rate of 0.6% (December 31, 2009—0.4%; December 31, 2008—1.7%).

Fair values

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, investment tax credits receivable, accounts payable and accrued liabilities and promissory notes.

The carrying values of cash and cash equivalents and short-term investments are recorded at fair value based on quoted prices in active markets (level 1 as defined in note 3(c)). The carrying values of accounts receivable, investment tax credits receivable and accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of these financial instruments.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

16. Net change in non-cash working capital items

	Three months ended March 31 2010	Three months ended March 31 2009 (unaudited)
Accounts receivable	$304,063	$(695,283)
Investment tax credits receivable	—	275,965
Inventory	—	174,524
Prepaid expenses and other assets	43,702	36,525
Accounts payable and accrued liabilities	(2,227,261)	86,495
Deferred revenue	128,335	491,254

	$(1,751,161)	$369,480

	Year ended December 31 2009	Year ended December 31 2008	Year ended December 31 2007
Accounts receivable	$(420,456)	$2,310,444	$(1,081,266)
Investment tax credits receivable	124,321	(102,574)	(34,210)
Inventory	174,524	38,495	(213,019)
Prepaid expenses and other assets	(126,621)	91,367	(33,104)
Accounts payable and accrued liabilities	1,180,215	923,691	(44,913)
Deferred revenue	703,343	(4,596,557)	(174,782)

	$1,635,326	$(1,335,134)	$(1,716,071)

17. Supplementary information

Accounts payable and accrued liabilities is comprised of the following:

	March 31 2010	December 31 2009	December 31 2008
Trade accounts payable	$620,117	$2,090,672	$619,912
Research and development accruals	1,040,302	1,246,053	485,145
Professional fee accruals	372,415	548,551	551,972
Executive termination cost accrual	392,010	608,550	1,484,757
Restructuring cost accruals	40,181	40,283	235,393
Executive bonus accrual	—	—	80,357
Deferred lease inducements	457,946	495,229	283,334
Other accrued liabilities	503,595	624,489	732,742

	$3,426,566	$5,653,827	$4,473,612

18. Subsequent event

On May 10, 2010 the Company announced the expansion its research collaboration with Bristol-Myers Squibb Company (“Bristol-Myers Squibb”). Under the new agreement, Bristol-Myers Squibb will use small interfering RNA (“siRNA”) molecules formulated by the Company in SNALP to silence target genes of interest.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Bristol-Myers Squibb will conduct the preclinical work to validate the function of certain genes and share the data with the Company. The Company can use the preclinical data to develop RNAi therapeutic drugs against the therapeutic targets of interest. The Company received US$3,000,000 from Bristol-Myers Squibb concurrent with the signing of the agreement. The Company will be required to provide a pre-determined number of SNALP batches over the four-year agreement. Bristol-Myers Squibb will have a first right to negotiate a licensing agreement on certain RNAi products developed by the Company that evolve from Bristol-Myers Squibb validated gene targets.

19. Reconciliation of Generally Accepted Accounting Principles (“GAAP”)

The Company prepares its consolidated financial statements in accordance with Canadian GAAP, which, as applied in these consolidated financial statements, conform in all material respects to US GAAP, except as summarized below:

Reconciliation of net loss and comprehensive loss

The application of US GAAP would have the following effects on the net loss and comprehensive loss as reported:

	Three months ended March 31 2010	Year ended December 31 2009	Year ended December 31 2008
Net loss and comprehensive loss for the period, Canadian GAAP	$(4,417,428)	$(9,764,907)	$(14,260,924)
Adjustment for in–process research and development (note 19(a))	253,937	1,015,750	(15,659,479)

Net loss and comprehensive loss for the period, US GAAP	$(4,163,491)	$(8,749,157)	$(29,920,403)

Basic and diluted loss per common share, US GAAP	$(0.08)	$(0.17)	$(0.74)

Reconciliation of significant balance sheet items

The application of US GAAP would have the following effects on the balance sheet as reported:

Intangible assets

	March 31 2010	December 31 2009	December 31 2008
Intangible assets, Canadian GAAP	$14,839,476	$15,152,430	$16,306,980
Adjustments for in–process research and development (note 19(a))	(14,389,792)	(14,643,729)	(15,659,479)

Intangible assets, US GAAP	$449,684	$508,701	$647,501

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Deficit

	March 31 2010	December 31 2009	December 31 2008
Deficit, Canadian GAAP	$(226,268,980)	$(221,851,552)	$(212,086,645)
Adjustment for in–process research and development (note 19(a))	(14,389,792)	(14,643,729)	(15,659,479)

Deficit, US GAAP	$(240,658,772)	$(236,495,281)	$(227,746,124)

(a) In-process research and development

Under US GAAP, the Company’s medical technology acquired as a result of the acquisition of Protiva on May 30, 2008 would be classified as in-process research and development and written off immediately as it has no alternative use. Under Canadian GAAP, the medical technology acquired from Protiva has been recorded as intangible assets and is being amortized over its estimated useful life.

(b) Other disclosures required by US GAAP

Intangible assets

The Company expects annual amortization expense related to intangible assets to be approximately $1,276,000 for the next five fiscal years.

Stock-based compensation

The following information on the Company’s stock-based compensation is in addition to the disclosure provided under Canadian GAAP in note 8(d).

Option Valuation Assumptions

The fair value of each option is estimated as at the date of grant using the Black-Scholes option pricing model. The weighted average option pricing assumptions and the resultant fair values are provided in note 8(d). Assumptions about the Company’s expected stock-price volatility are based on the historical volatility of the Company’s publicly traded stock. Expected life assumptions are based on the Company’s historical data. Assumptions on the dividend yield are based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. The risk-free interest rate used for each grant is equal to the zero coupon rate for instruments with a similar expected life. The Company currently expects, based on an analysis of its historical forfeitures, that no options will be forfeited by senior employees and that approximately 90% of its options issued to non-senior employees will actually vest, and based on a three year vesting period has applied an annual forfeiture rate of 3.3% to all unvested options held by non-senior employees as of March 31, 2010. The Company will record additional expense if the actual forfeitures are lower than estimated and will record a recovery of prior expense if the actual forfeitures are higher than estimated.

At March 31, 2010, there remains $508,765 of unearned compensation expense related to unvested employee stock options to be recognized as expense over a weighted-average period of approximately 10 months.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Stock option activity for the Company’s 1996 Stock Option Plan

There were 4,183,466 options exercisable under the 1996 Stock Option Plan at March 31, 2010 (December 31, 2009—3,770,378; December 31, 2008—3,408,461).

The weighted average remaining contractual life of exercisable options as at March 31, 2010 was 6.9 years.

The aggregate intrinsic value of options outstanding at March 31, 2010 was $771,348, of which $521,696 related to exercisable options. The intrinsic value of options exercised in the three months ended March 31, 2010 was $307 (year ended December 31, 2009—$11,515; year ended December 31, 2008—$25,550). The aggregate intrinsic value of options expected to vest as at March 31, 2010 was $229,932 (December 31, 2009—$197,827; December 31, 2008—$24,369). The weighted average fair value of stock options expected to vest as at March 31, 2010 was $0.59 per share (December 31, 2009—$0.51; December 31, 2008—$0.66).

The weighted average remaining contractual life for options expected to vest at March 31, 2010 was 9.2 years (December 31, 2009—8.9 years; December 31, 2008—9.7 years) and the weighted average exercise price for these options was $0.66 per share (December 31, 2009—$0.56; December 31, 2008—$0.72).

Stock option activity for the Company’s Protiva Options

On May 30, 2008, as a condition of the acquisition of Protiva (note 4), the Company reserved 1,752,294 common shares for the exercise of 519,073 Protiva share options (“Protiva Options”). The Protiva Options have an exercise price of $0.30, are fully vested, expire at various dates from November 19, 2010 to March 1, 2018 and upon exercise each option will be converted into approximately 3.3758 shares of the Company (the same ratio at which Protiva common shares were exchanged for Company common shares at completion of the acquisition of Protiva). To March 31, 2010, none of the Protiva Options had been exercised, forfeited or cancelled. The Protiva Options are not part of the Company’s 1996 Stock Option Plan and the Company is not permitted to grant any further Protiva Options.

The weighted average remaining contractual life of exercisable Protiva Options as at March 31, 2010 was 5.5 years.

The aggregate intrinsic value of Protiva Options outstanding at March 31, 2010 was $1,421,343.

Tax uncertainties

The amount of liability for unrecognized tax benefits under US GAAP as at March 31, 2010, December 31, 2009 and December 31, 2008 is $nil.

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties.

Tekmira Pharmaceuticals Corporation and its subsidiary, Protiva Biotherapeutics Inc., file income tax returns with the federal and provincial tax authorities within Canada. The Company’s other subsidiary, Protiva Biotherapeutics (USA), Inc., files income tax returns in the United States. In general, the Corporation is subject to examination by taxing authorities for years after 2001.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

(c) Recently adopted US accounting pronouncements

Accounting for Collaborative Arrangements

FASB requires participants in a collaborative arrangement to present the results of activities for which they act as the principal on a gross basis and to report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative or a reasonable, rational, and consistently applied accounting policy election. Significant disclosures of the collaborative agreements are also required. The requirements for accounting for collaborative arrangements are effective for annual periods beginning after December 15, 2008 and are to be applied retrospectively for collaborative arrangements existing at December 15, 2008 as a change of accounting principle. The adoption of these requirements did not have an impact on the Company’s consolidated financial statements.

Credit Accounting for Defensive Intangible Assets

On January 1, 2009, the Company adopted FASB guidance on how to account for acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Subsequent Events

FASB provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued for fiscal years and interim periods ending after June 15, 2009. These standards did not have an impact on the Company’s consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

On April 1, 2009, the Company adopted additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. The Company also adopted guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles

The FASB Accounting Standards CodificationTM (“Codification”) is the source of authoritative US GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all then existing non-SEC accounting and reporting standards for interim and annual periods ending after September 15, 2009. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The Codification did not affect the Company’s consolidated financial statements as the Codification did not change US GAAP.

TEKMIRA PHARMACEUTICALS CORPORATION

Notes to Consolidated financial statements—(Continued)

(Expressed in Canadian dollars)

Business Combinations

In December 2007, the FASB issued an accounting standard for business combinations. Under the new standard, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

(d) Recently issued US accounting pronouncements

Multiple-Deliverable Revenue Arrangements

In October 2009, FASB provided amendments to the criteria for separating consideration in multiple-deliverable arrangements, established a selling price hierarchy for determining the selling price of a deliverable, and eliminated the residual method of allocation of consideration by requiring that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. FASB also requires expanded disclosures related to multiple-deliverable revenue arrangements, including information about the significant judgments made and changes to those judgments, as well as how the application of the relative selling-price method affects the timing and amount of revenue recognition. These amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently assessing the impact of these amendments on its consolidated financial statements.